SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 12)

General Growth Properties, Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

370023103

(CUSIP Number)

Joseph S. Freedman

Brookfield Asset Management, Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 956-5182

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

Copy to:

Gregory B. Astrachan, Esq.

Michael A. Schwartz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019−6099

(212) 728−8000

February 10, 2014

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 370023103	Page 2 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 3 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 4 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 182,679,354*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 182,679,354*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 182,679,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 5 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 182,679,354*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 182,679,354*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 182,679,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 6 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 182,679,354*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 182,679,354*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 182,679,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 7 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 182,679,354*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 182,679,354*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 182,679,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 8 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 79,094,965*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 79,094,965*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 79,094,965*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 9 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings II Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,949,120*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,949,120*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 32,949,120*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 10 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings III Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 393,782*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 393,782*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 393,782*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 11 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-A Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,220,553*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,220,553*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,220,553*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 12 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-B Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 90,536*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 90,536*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 90,536*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 13 of 33 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-C Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,790,469*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,790,469*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,790,469*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 14 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-D Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,797,334*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,797,334*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,797,334*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

*    The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 15 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 18,907,642*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 18,907,642*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 18,907,642*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 16 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 17 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON OO

* See Item 5.

CUSIP No. 370023103	Page 18 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 19 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 20 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 21 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 3 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 22 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 4 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 23 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 2 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 24 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 396,139,755*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 396,139,755*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 396,139,755*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9%*
14	TYPE OF REPORTING PERSON OO

* See Item 5.

CUSIP No. 370023103	Page 25 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings Sub I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 78,576,045*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 78,576,045*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 78,576,045*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 26 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 211,341,039*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 211,341,039*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 211,341,039*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 27 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 28 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 21,538,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 21,538,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 21,538,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 29 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 142,875,451*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 142,875,451*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 142,875,451*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 30 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 61,444,210*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 61,444,210*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 61,444,210*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed beneficially own the 396,139,755 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 40.9% of the shares of Common Stock. See Item 5.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 12”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), and November 6, 2013 (“Amendment No. 11”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11 and Amendment No. 12 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 12 relates to the common stock, par value $0.01 per share (“Common Stock”), of General Growth Properties, Inc., a Delaware corporation (the “Company”).

This Amendment No. 12 to Schedule 13D is being filed solely to update the beneficial ownership information in the Schedule 13D following the change in the number of outstanding shares of Common Stock resulting from the purchase of 27,624,282 shares of Common Stock reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2014.

Item 5. Interest in Securities of the Issuer

Item 5(a)-(b) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) As of the close of business on February 10, 2014, the Investment Vehicles directly held and beneficially owned the shares of Common Stock and Warrants to acquire shares of Common Stock indicated on the following table. Each of the Investment Vehicles shares voting and investment power as indicated in the paragraphs below the table. All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on 883,556,059 shares of Common Stock outstanding (representing (i) the 911,180,341 shares of Common Stock outstanding as of November 1, 2013, as reported on the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2013, less (ii) the 27,624,282 shares of Common Stock purchased as reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2014), plus, where such beneficial ownership includes Warrants, such number of shares of Common Stock issuable upon exercise of the Warrants included in any such beneficial ownership calculation.

Investment Vehicle	Common Stock	Warrants	Beneficial Ownership
BRH VII	79,094,965	-	9.0%
BRH Warrants	-	21,538,692	2.4%
BRH II Sub	23,370,076	9,579,044	3.7%
BRH III Sub	309,015	84,767	0.04%
BRH IV-A Sub	3,909,249	1,311,304	0.6%
BRH IV-B Sub	70,975	19,561	0.01%
BRH IV-C Sub	1,344,835	445,634	0.2%
BRH IV-D Sub	1,351,700	445,634	0.2%

As managing member or general partner, as applicable, of each of the Investment Vehicles, BAMPIC US may be deemed to beneficially own all shares of Common Stock and Warrants owned by each of the Investment Vehicles, consisting of 109,450,815 shares of Common Stock and Warrants exercisable to purchase 33,424,636 shares of Common Stock, collectively representing 15.6% of the Common Stock. As direct and indirect controlling persons of BAMPIC US, each of BUSHI, BUSC, BHC and Brookfield may be deemed to share with BAMPIC US beneficial ownership of such shares of Common Stock and Warrants.

BPY III is the controlling non-managing member of each Investment Vehicle. BPY III may be deemed to share voting and investment power with respect to the 109,450,815 shares of Common Stock owned by the Investment Vehicles and Warrants exercisable for 33,424,636 shares of Common Stock, representing approximately 15.6% of the shares of the Common Stock. As direct and indirect controlling persons of BPY III, each of BPY Holdings II, BPY Holdings I, CanHoldco, CanHoldco 2, CanHoldco 3, CanHoldco 4, CanHoldco 1, Holding LP, BPY, BP Partners Limited, Partners Limited and Brookfield may be deemed to share with BPY III beneficial ownership of such shares of Common Stock and Warrants.

31

As of the close of business on February 10, 2014, BPY Retail II LLC, a Delaware limited liability company (“BPY II”), directly held 8,670,667 shares of Common Stock, representing approximately 1.0% of the shares of Common Stock, and BPY Retail VI LLC, a Delaware limited liability company (“BPY VI”), directly held 37,191,170 shares of Common Stock representing approximately 4.2% of the shares of Common Stock. As direct and indirect controlling persons of BPY II and BPY VI, each of BPY Holdings II, BPY Holdings I, CanHoldco, CanHoldco 2, CanHoldco 3, CanHoldco 4, CanHoldco 1, Holding LP, BPY, BP Partners Limited, Partners Limited and Brookfield may be deemed to share with BPY II and BPY VI beneficial ownership of such shares of Common Stock.

As of the close of business on February 10, 2014, AIV B directly held 374,591 shares of Common Stock and Warrants to acquire 101,790 shares of Common Stock, representing approximately 0.05% of the shares of Common Stock, and AIV D directly held 2,531,759 shares of Common Stock and Warrants to acquire 687,969 shares of Common Stock, representing approximately 0.36% of the shares of Common Stock. As direct and indirect controlling persons of AIV B and AIV D, each of BAMPIC US, BUSHI, BUSC, BHC, Partners Limited and Brookfield may be deemed to share with AIV B and AIV D beneficial ownership of such shares of Common Stock.

As of the close of business on February 10, 2014, BPY IV directly held 61,444,210 shares of Common Stock, representing approximately 7.0% of the shares of Common Stock, and BPY Retail V LLC, a Delaware limited liability company (“BPY V LLC”), directly held 8,670,667 shares of Common Stock, representing approximately 1.0% of the shares of Common Stock. As direct and indirect controlling persons of BPY IV and BPY V, each of BPY Holdings III, BPY Holdings I, CanHoldco, CanHoldco 2, CanHoldco 3, CanHoldco 4, CanHoldco 1, Holding LP, BPY, BP Partners Limited, Partners Limited and Brookfield may be deemed to share with BPY IV and BPY V beneficial ownership of such shares of Common Stock.

As of the close of business on February 10, 2014, BPY New SPE directly held 53,000,411 shares of Common Stock, and Warrants exercisable to purchase 25,575,634 shares of Common Stock, collectively representing 8.6% of the Common Stock. As direct and indirect controlling persons of BPY New SPE, each of BPY Holdings I, CanHoldco, CanHoldco 2, CanHoldco 3, CanHoldco 4, CanHoldco 1, Holding LP, BPY, BP Partners Limited, Partners Limited and Brookfield may be deemed to share with BPY New SPE beneficial ownership of such shares of Common Stock.

As of the close of business on February 10, 2014, BWP beneficially owned approximately 18,907,642 shares of Common Stock issuable upon exercise of the Warrants, representing approximately 2.1% of the shares of Common Stock. As direct and indirect controlling persons of BWP, each of BPY Holdings II, BPY Holdings I, CanHoldco, CanHoldco 2, CanHoldco 3, CanHoldco 4, CanHoldco 1, Holding LP, BPY, BP Partners Limited, Partners Limited and Brookfield may be deemed to share with BWP, beneficial ownership of such shares of Common Stock issuable upon exercise of the Warrants.

By virtue of the terms of the Revere Investment Management Agreement, BAMPIC US may be deemed to beneficially own the shares of Common Stock and Warrants owned by Revere, consisting of 29,721,074 shares of Common Stock and Warrants exercisable to purchase 6,386,720 shares of Common Stock (collectively, the “Revere Shares”), collectively representing 4.1% of the Common Stock. As direct and indirect controlling persons of BAMPIC US, each of BUSHI, BUSC, BHC, Partners Limited and Brookfield may be deemed to share with BAMPIC US beneficial ownership of such shares of Common Stock and Warrants.

None of the Reporting Persons has sole voting or investment power with respect to any shares of Common Stock or Warrants.

32

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Common Stock and Warrants held by all members of the “group.” Accordingly, each of the Reporting Persons may be deemed to beneficially own 396,139,755 shares of Common Stock (which includes the 85,084,391 shares of Common Stock issuable upon exercise of the Warrants held by all Reporting Persons), constituting beneficial ownership of 40.9% of the shares of the Common Stock. Each of the Investment Vehicles and other Reporting Persons directly holding shares of Common Stock and/or Warrants expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of Common Stock and/or Warrants held by each of the other Investment Vehicles and Reporting Persons.

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, Future Fund and/or Revere may be deemed to be members of a “group” with the Reporting Persons. Neither Future Fund nor Revere is Reporting Persons on this Schedule 13D, and any obligations either of them may have under Section 13(d) of the Act would have to be satisfied on one or more separate filings. To the extent that either Future Fund and/or Revere beneficially owns shares of Common Stock or Warrants that are not held by BRH II Sub, or in the account of Revere subject to the Revere Investment Management Agreement, respectively, the Reporting Persons may be deemed to beneficially own any such shares of Common Stock or Warrants, but expressly disclaim, to the extent permitted by applicable law, beneficial ownership thereof.

33

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2014	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Senior Managing Partner

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: February 18, 2014	PARTNERS LIMITED

	By:	/s/ Derek Gorgi
Name: Derek Gorgi
Title: Secretary

Dated: February 18, 2014	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Secretary

	By:	/s/ David Stalter
Name: David Stalter
Title: Director

Dated: February 18, 2014	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Vice President

Dated: February 18, 2014	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: February 18, 2014	Brookfield Property PARTNERS LP

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: February 18, 2014	Brookfield Property L.P.

	By:	Brookfield Property Partners LP, its general partner

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: February 18, 2014	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: Vice President

Dated: February 18, 2014	BPY Canada Subholdings 1 ULC

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: Director

Dated: February 18, 2014	BPY Canada Subholdings 3 ULC

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: Director

Dated: February 18, 2014	BPY Canada Subholdings 4 ULC

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: Director

Dated: February 18, 2014	BPY Canada Subholdings 2 ULC

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: Director

Dated: February 18, 2014	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: February 18, 2014	Brookfield BPY Retail Holdings II LLC

	By:	/s/ John Stinebaugh
Name: John Stinebaugh
Title: President & Chief Financial Officer

Dated: February 18, 2014	BPY Retail III LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: February 18, 2014	Brookfield Retail Holdings VII LLC

	By:	/s/ Gregory N. McConnie
Name: Gregory N. McConnie
Title: Director

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Vice President

Dated: February 18, 2014	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Vice President

Dated: February 18, 2014	BPY RETAIL IV LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Vice President

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS II SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Director

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

/s/ David Stalter
	By:	Name: David Stalter
Title: Director

/s/ Mark Srulowitz
	By:	Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

/s/ David Stalter
	By:	Name: David Stalter
Title: Director

/s/ Mark Srulowitz
	By:	Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Director

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Director

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David Stalter
Name: David Stalter
Title: Director

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Secretary

Dated: February 18, 2014	BW PURCHASER, LLC

	By:	/s/ Karen Ayre
Name: Karen Ayre
Title: Vice President

Dated: February 18, 2014	Brookfield US Holdings Inc.

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Director

Dated: February 18, 2014	Brookfield US Corporation

	By:	/s/ Michelle Campbell
Name: Michelle Campbell
Title: Secretary

Dated: February 18, 2014	BROOKFIELD BPY RETAIL HOLDINGS SUB I LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary